Exhibit 99.1

For Immediate Release	Contact Information
Monday, May 16, 2005	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Shareholders Hear Corporate Update at Annual Meeting

SAN ANTONIO -- May 16, 2005 -- The Exploration Company (Nasdaq:TXCO) provided shareholders with an update on the Company's current and future prospects at its 2005 annual meeting Friday.

          President and CEO James E. Sigmon told attendees TXCO now estimates the net unrisked potential of the multiple oil and gas plays on its Maverick Basin acreage in Southwest Texas at more than 7.5 trillion cubic feet equivalent. "We're working to bring to fruition the potential of the Maverick Basin and maximize the value of your investment," Sigmon said, adding the Company is in the final stages of the strategic alternatives review announced in December 2004. A copy of the meeting's corporate review has been posted on the Presentations page of the Company's Web site at www.txco.com.

Some 90 percent of the Company's shares were represented at the meeting. TXCO shareholders overwhelmingly approved these measures during the business portion of the meeting:
--	Re-election of two Class A directors, Robert L. Foree Jr. and Thomas H. Gose, to three-year terms.
--	Adoption of the 2005 Stock Incentive Plan.
--	Ratification of the appointment of Akin, Doherty, Klein & Feuge P.C., certified public accountants, as independent auditors for 2005.

About The Exploration Company

          The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

-- More --

Forward-Looking Statements

          Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to oil and gas prices, net unrisked potential, capital expenditures, production levels, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2004, and its Form 10-Q for the quarter ended March 31, 2005. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.

-- 30 --